Exhibit (d)(5)(i)

Schedule A to

Amended and Restated Sub-Advisory Agreement

Amended as of September 16, 2013

Fund
Ashmore Emerging Markets Equity Fund
Ashmore Emerging Markets Small-Cap Equity Fund
Ashmore Emerging Markets Frontier Equity Fund

Sub-Advisory Agreement